P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
April 22, 2025		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FIRST QUARTER 2025 RESULTS
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended March 31, 2025. Net income totaled $24.3 million for the first quarter of 2025, representing earnings per diluted common share of $0.68. In comparison, Peoples reported net income of $26.9 million, representing earnings per diluted common share of $0.76, for the fourth quarter of 2024 and net income of $29.6 million, representing earnings per diluted common share of $0.84, for the first quarter of 2024.
"We are pleased with our results for the first quarter of 2025. Although net interest margin decreased three basis points during the quarter, on a core basis, excluding accretion income, net interest margin expanded by three basis points," said Tyler Wilcox, President and Chief Executive Officer. "We continue to remain committed to our focus on providing consistent results and driving shareholder value."
Statement of Operations Summary:
•Net interest income for the first quarter of 2025 decreased $1.3 million, or 1%, when compared to the linked quarter driven by lower accretion income.
◦Net interest margin decreased to 4.12% for the first quarter of 2025, compared to 4.15% for the linked quarter, driven by lower accretion income.
◦Accretion income, net of amortization expense, contributed 17 basis points to margin for the first quarter, down 6 basis points from the 23 basis points of accretion income, net of amortization expense, recognized in the linked quarter.
•Peoples recorded a provision for credit losses of $10.2 million for the first quarter of 2025, compared to a provision for credit losses of $6.3 million for the fourth quarter of 2024.
◦The provision for credit losses was primarily driven by net charge-offs, and negatively impacted earnings per diluted common share by $0.22 for the first quarter of 2025 and $0.13 for the fourth quarter of 2024.
•Total non-interest income, excluding net gains and losses, increased $0.6 million, or 2%, for the first quarter of 2025 compared to the linked quarter.
◦The increase was driven by an increase in insurance income due to seasonal-performance-based commissions paid in the first quarter of each year.
•Total non-interest expense for the first quarter of 2025 increased $0.3 million compared to the linked quarter.
◦The increase was the result of increased salaries and employee benefit costs due to anticipated annual expenses that occur in the first quarter of each year.
◦The efficiency ratio for the first quarter of 2025 was 60.7%, compared to 59.6% for the linked quarter.
Balance Sheet Summary:
•Period-end total loan and lease balances at March 31, 2025 increased $70.5 million, or 4% annualized, compared to at December 31, 2024.
◦The increase was driven by growth in commercial real estate loans and residential real estate loans, partially offset by decreases in leases and construction loans.
• Key asset quality metrics improved during the first quarter of 2025.
◦Criticized loans decreased $14.4 million, or 22 basis points as a percent of total loans, compared to at December 31, 2024, driven by commercial loan upgrades and paydowns.

◦Classified loans decreased $4.8 million, or 8 basis points as a percent of total loans, compared to at December 31, 2024, driven by commercial loan paydowns and upgrades.
•Period-end total deposit balances at March 31, 2025 increased $144.5 million, or 2%, compared to at December 31, 2024.
◦The increase in deposits was driven by growth in money market deposit accounts and governmental deposit accounts, which was driven by seasonality.
◦Total loan balances were 83% and 84% of total deposit balances at March 31, 2025 and at December 31, 2024, respectively.
Net Interest Income
Net interest income was $85.3 million for the first quarter of 2025 and decreased $1.3 million when compared to the linked quarter. Net interest margin was 4.12% for the first quarter of 2025, compared to 4.15% for the linked quarter. The decrease in net interest income and margin was primarily driven by a decrease in accretion income, net of amortization, from acquisitions.
Net interest income for the first quarter of 2025 decreased $1.4 million, or 2%, compared to the first quarter of 2024. Net interest margin decreased 14 basis points when compared to the first quarter of 2024. The decrease in net interest income and net interest margin compared to the first quarter of 2024 was driven by lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $3.5 million for the first quarter of 2025, $4.9 million for the linked quarter and $6.5 million for the first quarter of 2024, which added 17 basis points, 23 basis points and 32 basis points, respectively, to net interest margin. The decrease in accretion income for the first quarter of 2025 when compared to the linked quarter and the first quarter of 2024 was driven by fewer payoffs.

Provision for Credit Losses:
The provision for credit losses was $10.2 million for the first quarter of 2025, compared to $6.3 million for the linked quarter and $6.1 million for the first quarter of 2024. The provision for credit losses for the first quarter of 2025 and fourth quarter of 2024 was primarily driven by net charge-offs. The provision for credit losses for the first quarter of 2024 was driven by (i) net charge-offs, (ii) a deterioration in macro-economic conditions used within the current expected credit losses ("CECL") model, (iii) an increase of reserves on individually analyzed loans, and (iv) loan growth.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.22 for the first quarter of 2025, $0.13 for the fourth quarter of 2024, and $0.14 for the first quarter of 2024.
For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the first quarter of 2025 was $0.4 million, compared to a net loss of $1.7 million for the linked quarter, and a net loss of $0.3 million for the first quarter of 2024. The net losses for both the first quarter of 2025 and of 2024 were driven by a $0.3 million loss on repossessed assets in each quarter. The net loss for the linked quarter was primarily driven by a $1.2 million write-down of an other real estate owned ("OREO") property, which was acquired in a prior merger.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the first quarter of 2025 increased $0.6 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by an increase of $1.5 million in insurance income due to seasonal performance-based commissions being paid in the first quarter of each year, partially offset by decreases in deposit account service charges and electronic banking income of $0.5 million and $0.4 million, respectively. Total non-interest income, excluding net gains and losses, for the first quarter of 2025 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) consistent with the linked quarter.
Compared to the first quarter of 2024, total non-interest income, excluding net gains and losses, increased $1.3 million, due to additional operating lease income of $1.4 million and trust and investment income of $0.4 million, offset by a decrease of $0.4 million in both insurance income and bank owned life insurance income ("BOLI").

Total Non-interest Expense:
Total non-interest expense increased $0.3 million for the first quarter of 2025, compared to the linked quarter. The increase in total non-interest expense was primarily due to an increase of $2.3 million in salaries and employee benefit costs, which was driven by annual merit increases, $1.3 million in stock-based compensation expenses attributable to forfeiture rate true-up on stock vested during the first quarter along with up-front expense on stock grants to certain retirement-eligible employees, and $0.7 million in health savings account ("HSA") contributions, partially offset by a decrease of $1.3 million in other non-interest expense, driven by a reduction in acquisition-related expenses, coupled with decreases in amortization of other intangible assets and marketing expense.
Compared to the first quarter of 2024, total non-interest expense increased $2.3 million, or 3%. The increase in total non-interest expense was primarily driven by increases of $1.2 million in data processing and software expense, $0.9 million in salaries and employee benefit costs, which were driven by higher sales-based incentive and medical costs, and $0.9 million in other non-interest expense, which was driven by increased postage costs, partially offset by a decrease of $0.7 million in net occupancy and equipment expense.
The efficiency ratio for the first quarter of 2025 was 60.7%, compared to 59.6% for the linked quarter and 58.1% for the first quarter of 2024. The efficiency ratio increased compared to the linked quarter mainly as the result of higher non-interest expense, which was driven by annual expenses that occur in the first quarter of each year. The efficiency ratio increased for the first quarter of 2025 compared to the first quarter of 2024 due to higher non-interest expense. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $7.0 million with an effective tax rate of 22.4% for the first quarter of 2025, compared to income tax expense of $7.9 million with an effective tax rate of 22.7% for the linked quarter and income tax expense of $8.3 million with an effective tax rate of 21.8% for the first quarter of 2024. The decrease in income tax expense when compared to the prior quarter and to the first quarter of 2024 was primarily due to lower net income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at March 31, 2025 decreased $9.9 million when compared to at December 31, 2024, and decreased $42.8 million when compared to at March 31, 2024. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $96.6 million, $111.8 million, and $111.8 million at March 31, 2025, at December 31, 2024, and at March 31, 2024, respectively. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period and were driven by changes in market interest rates. At March 31, 2025, Peoples’ investment securities represented approximately 20.3% of total assets, compared to 20.7% at December 31, 2024, and 20.1% at March 31, 2024.
The held-to-maturity investment securities balance at March 31, 2025 decreased $21.3 million when compared to at December 31, 2024 and increased $74.0 million when compared to at March 31, 2024. The decrease when compared to at December 31, 2024 was primarily driven by principal payments. The increase when compared to March 31, 2024, was primarily driven by purchases of higher yielding, longer duration securities booked as held-to-maturity. The balances of net unrealized losses on held-to-maturity investment securities were $70.2 million, $82.3 million, and $77.4 million at March 31, 2025, at December 31, 2024, and at March 31, 2024, respectively.
The effective duration of the investment portfolio as of March 31, 2025 was approximately 6.36 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At March 31, 2025, Peoples had liquid and liquefiable assets totaling $723.7 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At March 31, 2025, Peoples had a total borrowing capacity of $1.1 billion available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at March 31, 2025, Peoples had other contingent sources of liquidity totaling $3.9 billion. Cash and cash equivalents decreased $30.7 million when compared to December 31, 2024 due to timing of deposit inflows and loan outflows as of December 31, 2024.
Loans and Leases:
The period-end total loan and lease balances at March 31, 2025 increased $70.5 million, or 4% annualized, compared to at December 31, 2024. The increase in the period-end total loan and lease balances was driven by increases of $74.5 million of other commercial real estate loans and $13.1 million of residential real estate loans, partially offset by decreases of $11.1 million in leases and $9.3 million of construction loans.
The period-end total loan and lease balances at March 31, 2025 increased $225.7 million, or 4%, compared to at March 31, 2024, primarily driven by growth in our commercial and industrial loans, residential real estate loans, and indirect consumer loans of $129.2 million, $66.3 million, and $30.0 million respectively. These were partially offset by a decrease in leases of $27.2 million, primarily driven by our North Star Leasing business.
Quarterly average total loan balances increased $113.2 million, or 2%, compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of (i) $76.5 million in commercial and industrial loans, (ii) $46.3 million in residential real estate loans, and (iii) $35.1 million in other commercial real estate loans, partially offset by decreases of $18.0 million, $17.5 million, and $11.7 million in premium finance loans, leases, and construction loans, respectively.
Compared to the first quarter of 2024, quarterly average loan balances in the current quarter increased $187.3 million, or 3%. The increase was driven by growth of (i) $132.9 million in commercial and industrial loans, (ii) $48.8 million in premium finance loans, and (iii) $25.1 million in residential real estate loans, partially offset by a decrease of $26.3 million in construction loans.
Asset Quality:
Key asset quality metrics improved through the first quarter of 2025. Delinquency trends remained stable as loans considered current comprised 98.5%, 98.7%, and 98.7% of the loan portfolio at March 31, 2025, at December 31, 2024, and at March 31, 2024, respectively. Total nonperforming assets at March 31, 2025 decreased $3.1 million, or 6%, compared to at December 31, 2024, and decreased $0.4 million, or 1%, compared to at March 31, 2024. The decrease in nonperforming assets compared to the linked quarter was primarily driven by the reduction in the amount of premium finance loans greater than 90 days administratively delinquent and decreases in nonaccrual other commercial real estate loans and commercial and industrial loans. The decrease in nonperforming assets compared to at March 31, 2024, was impacted by the decrease of the amount of leases greater than 90 days administratively delinquent. Nonperforming assets as a percent of total loans and OREO was 0.71% at March 31, 2025, compared to 0.77% at December 31, 2024, and 0.74% at March 31, 2024.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $14.4 million, or 6%, compared to at December 31, 2024, and decreased $29.7 million, or 12%, compared to at March 31, 2024. As a percent of total loans, criticized loans were 3.53% at March 31, 2025, compared to 3.80% at December 31, 2024, and 4.14% at March 31, 2024. The decrease in the amount of criticized loans compared to at December 31, 2024 was primarily driven by commercial loan upgrades and payoffs. Compared to at March 31, 2024, the decrease in the amount of criticized loans was primarily driven by commercial loan upgrades.
Classified loans, which are those categorized as substandard or doubtful, decreased $4.8 million, or 4%, compared to at December 31, 2024, and decreased $23.5 million, or 16%, compared to at March 31, 2024. As a percent of total loans, classified loans were 1.93% at March 31, 2025, compared to 2.03% at December 31, 2024, and 2.38% at March 31, 2024. The decrease in classified loans compared to at December 31, 2024 was primarily driven by commercial loan paydowns and upgrades. The decrease in classified loans when compared to at March 31, 2024, was primarily driven by commercial loan paydowns and upgrades.
Annualized net charge-offs were 0.52% of average total loans for the first quarter of 2025, compared to 0.61% for the linked quarter, and 0.22% for the first quarter of 2024. The decrease relative to the linked quarter was driven by a decrease in charge-offs on leases originated by our North Star Leasing business, which comprised 31 basis points of the first quarter net charge-off rate and 49 basis points of the linked quarter net charge-off rate. The increase in net charge-offs during the first quarter of 2025 versus the prior year first quarter was primarily attributable to an increase in charge-offs on leases originated by our North Star Leasing business.
At March 31, 2025, the allowance for credit losses increased $1.9 million when compared to December 31, 2024, and increased $0.4 million when compared to at March 31, 2024. The increase in the allowance for credit losses at March 31, 2025 when compared to at December 31, 2024 was primarily due to (i) a deterioration of macro-economic conditions used within the CECL model, (ii) an increase of reserves on individually analyzed loans and (iii) loan growth. The increase in the allowance balance at March 31, 2025 when compared to March 31, 2024 was driven by loan growth and a slight increase of reserves on individually analyzed loans. The ratio of the allowance for credit losses as a percent of total loans was 1.01% at March 31, 2025, compared to 1.00% at December 31, 2024, and 1.05% at March 31, 2024. The ratio of allowance for credit losses as a percentage of non-performing loans increased to 163.77% at March 31, 2025 compared to 148.13% at December 31, 2024, and 166.11% at March 31, 2024.

Deposits:
As of March 31, 2025, period-end total deposits increased $144.5 million compared to at December 31, 2024, which was primarily driven by increases of $89.1 million in money market deposit accounts, $58.6 million in governmental deposit accounts, and $44.6 million in retail certificates of deposits, partially offset by a decrease of $96.0 million in brokered deposits. The increase in governmental deposit accounts was due to the seasonality of those balances, and the increase in retail certificates of deposits was due to current specials being offered. The decrease in brokered deposit accounts was due to a strategic shift to other funding sources at lower rates.
Compared to March 31, 2024, period-end deposit balances increased $408.2 million, or 6%. The increase was driven by increases of $285.6 million in retail certificates of deposits, $107.4 million in money market deposit accounts, and $57.9 million of non-interest bearing deposits, partially offset by decreases of $24.5 million and $21.6 million in brokered deposits and interest-bearing deposits, respectively. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance were 76% and 24%, respectively, at March 31, 2025, 79% and 21%, respectively, at December 31, 2024, and 76% and 24%, respectively, at March 31, 2024.
Uninsured deposits were 27%, 26%, and 28% of total deposits at March 31, 2025, at December 31, 2024, and at March 31, 2024, respectively. Uninsured amounts are estimated based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $725.5 million, or 35%, $656.9 million, or 33%, and $865.6 million, or 42%, of the uninsured deposit balances at March 31, 2025, at December 31, 2024, and at March 31, 2024, respectively.
Average deposit balances during the first quarter of 2025 increased $84.1 million, or 1%, when compared to the linked quarter, and increased $445.6 million, or 6%, when compared to the first quarter of 2024. The increase over the linked quarter was driven by increases of $55.7 million in brokered deposits, $35.1 million in retail certificates of deposits, and $21.7 million in money market deposit accounts, which were partially offset by decreases of $29.9 million and $18.0 million in governmental deposit accounts and non-interest bearing deposit accounts, respectively. Total demand deposit accounts comprised 34%, 34%, and 35% of total deposits at March 31, 2025, at December 31, 2024 and at March 31, 2024, respectively.
Stockholders' Equity:
Total stockholders' equity at March 31, 2025 increased $26.2 million, or 2%, compared to at December 31, 2024. This change was primarily driven by net income of $24.3 million and a decrease of $14.7 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $14.2 million. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at March 31, 2025 increased $75.8 million, or 7%, compared to at March 31, 2024, which was due to net income of $112.0 million for the last twelve months and a decrease in other comprehensive loss of $13.2 million, partially offset by dividends paid of $56.8 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.2 billion in total assets as of March 31, 2025, and 147 locations, including 128 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss first quarter 2025 results of operations on April 22, 2025, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expense.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures: and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;

(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the ongoing conflicts in the Middle East);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(31)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(32)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(33)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(34)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;

(35)the effect of a fall in stock market prices on the asset and wealth management business; and
(36)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its March 31, 2025 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
PER COMMON SHARE:
Earnings per common share:
Basic	$0.69	$0.77	$0.85
Diluted	0.68	0.76	0.84
Cash dividends declared per common share	0.40	0.40	0.39
Book value per common share (a)	31.90	31.26	29.93
Tangible book value per common share (a)(b)	20.68	19.94	18.39
Closing price of common shares at end of period	$29.66	$31.69	$29.61

SELECTED RATIOS:
Return on average stockholders' equity (c)	8.79%	9.56%	11.30%
Return on average tangible equity (c)(d)	14.66%	16.15%	19.91%
Return on average assets (c)	1.07%	1.17%	1.32%
Efficiency ratio (e)(f)	60.68%	59.57%	58.06%
Net interest margin (c)(f)	4.12%	4.15%	4.26%
Dividend payout ratio (g)	58.46%	52.79%	46.46%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$124,542	$128,793	$127,593
Total interest expense	39,287	42,257	40,953
Net interest income	85,255	86,536	86,640
Provision for credit losses	10,190	6,267	6,102
Net interest income after provision for credit losses	75,065	80,269	80,538

Non-interest income:
Insurance income	6,054	4,523	6,498
Electronic banking income	5,885	6,267	6,046
Trust and investment income	5,061	5,033	4,599
Deposit account service charges	4,015	4,502	4,223
Lease income	3,446	3,200	2,016
Bank owned life insurance income	1,133	1,219	1,500
Mortgage banking income	396	173	321
Net (loss) gain on investment securities	(2)	12	(1)
Net loss on asset disposals and other transactions	(361)	(1,746)	(341)
Other non-interest income	1,472	1,906	918
Total non-interest income	27,099	25,089	25,779

Non-interest expense:
Salaries and employee benefit costs	39,821	37,499	38,893
Data processing and software expense	7,005	6,598	5,769
Net occupancy and equipment expense	5,612	5,821	6,283
Professional fees	3,087	3,311	2,967
Amortization of other intangible assets	2,213	2,800	2,788
Electronic banking expense	2,025	1,982	1,781
FDIC insurance expense	1,251	1,251	1,186
Other loan expenses	1,119	857	1,076
Operating lease expense	985	1,102	639
Franchise tax expense	929	664	881
Marketing expense	903	1,206	1,056
Communication expense	734	796	799
Travel and entertainment expense	500	723	608
Other non-interest expense	4,603	5,893	3,739
Total non-interest expense	70,787	70,503	68,465
Income before income taxes	31,377	34,855	37,852
Income tax expense	7,041	7,925	8,268
Net income	$24,336	$26,930	$29,584

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$24,336	$26,930	$29,584
Less: Dividends paid on unvested common shares	210	212	143
Less: Undistributed income allocated to unvested common shares	37	48	64
Net earnings allocated to common shareholders	$24,089	$26,670	$29,377

Weighted-average common shares outstanding	34,895,723	34,819,062	34,740,349
Effect of potentially dilutive common shares	401,412	453,003	311,461
Total weighted-average diluted common shares outstanding	35,297,135	35,272,065	35,051,810

Earnings per common share – basic	$0.69	$0.77	$0.85
Earnings per common share – diluted	$0.68	$0.76	$0.84
Cash dividends declared per common share	$0.40	$0.40	$0.39

Weighted-average common shares outstanding – basic	34,895,723	34,819,062	34,740,349
Weighted-average common shares outstanding – diluted	35,297,135	35,272,065	35,051,810
Common shares outstanding at the end of period	35,669,100	35,563,590	35,480,918

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$126,307	$108,721
Interest-bearing deposits in other banks	60,671	108,943
Total cash and cash equivalents	186,978	217,664
Available-for-sale investment securities, at fair value (amortized cost of
$1,199,676 at March 31, 2025 and $1,229,382 at December 31, 2024) (a)	1,073,674	1,083,555
Held-to-maturity investment securities, at amortized cost (fair value of
$683,315 at March 31, 2025 and $692,499 at December 31, 2024) (a)	753,466	774,800
Other investment securities, at cost	51,322	60,132
Total investment securities (a)	1,878,462	1,918,487
Loans and leases, net of deferred fees and costs (b)	6,428,526	6,358,003
Allowance for credit losses	(65,232)	(63,348)
Net loans and leases	6,363,294	6,294,655
Loans held for sale	2,407	2,348
Bank premises and equipment, net of accumulated depreciation	103,847	103,669
Bank owned life insurance	144,843	143,710
Goodwill	363,199	363,199
Other intangible assets	36,900	39,223
Other assets	166,070	171,292
Total assets	$9,246,000	$9,254,247
Liabilities
Deposits:
Non-interest-bearing	$1,526,285	$1,507,661
Interest-bearing	6,208,464	6,082,544
Total deposits	7,734,749	7,590,205
Short-term borrowings	19,228	193,474
Long-term borrowings	237,000	238,073
Accrued expenses and other liabilities	117,202	120,905
Total liabilities	$8,108,179	$8,142,657

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at March 31, 2025 or at December 31, 2024	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,795,107 shares issued at March 31, 2025 and 36,782,601 shares issued at December 31, 2024, including shares in treasury	866,416	866,844
Retained earnings	398,218	388,109
Accumulated other comprehensive loss, net of deferred income taxes	(95,691)	(110,385)
Treasury stock, at cost, 1,220,262 common shares at March 31, 2025 and 1,311,175 common shares at December 31, 2024	(31,122)	(32,978)
Total stockholders' equity	1,137,821	1,111,590
Total liabilities and stockholders' equity	$9,246,000	$9,254,247

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $237, respectively, for both March 31, 2025 and December 31, 2024.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024
Loan Portfolio
Construction	$319,104	$328,388	$320,094	$340,601	$314,687
Commercial real estate, other	2,230,538	2,156,013	2,180,491	2,195,979	2,243,780
Commercial and industrial	1,343,827	1,347,645	1,250,152	1,258,063	1,214,615
Premium finance	264,080	269,435	286,983	293,349	238,962
Leases	395,454	406,598	433,009	430,651	422,694
Residential real estate	848,168	835,101	777,542	789,344	781,888
Home equity lines of credit	235,409	232,661	233,109	227,608	221,079
Consumer, indirect	680,260	669,857	677,056	675,054	650,228
Consumer, direct	110,639	111,052	112,198	113,655	113,588
Deposit account overdrafts	1,047	1,253	1,205	1,067	1,306
Total loans and leases	$6,428,526	$6,358,003	$6,271,839	$6,325,371	$6,202,827
Total acquired loans and leases (a)	$1,511,704	$1,557,728	$1,585,552	$1,686,784	$1,757,169
Total originated loans and leases	$4,916,822	$4,800,275	$4,686,287	$4,638,587	$4,445,658
Total Investment Securities	$1,878,462	$1,918,487	$1,829,995	$1,883,865	$1,858,911
Deposit Balances
Non-interest-bearing deposits (b)	$1,526,285	$1,507,661	$1,453,441	$1,472,697	$1,468,363
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,086,112	1,085,152	1,065,912	1,083,512	1,107,712
Retail certificates of deposit	1,965,978	1,921,415	1,884,139	1,812,874	1,680,413
Money market deposit accounts	967,331	878,254	894,690	869,159	859,961
Governmental deposit accounts	834,409	775,782	824,136	766,337	825,170
Savings accounts	895,677	866,959	864,935	880,542	901,493
Brokered deposits	458,957	554,982	495,904	412,653	483,444
Total interest-bearing deposits	$6,208,464	$6,082,544	$6,029,716	$5,825,077	$5,858,193
Total deposits	$7,734,749	$7,590,205	$7,483,157	$7,297,774	$7,326,556
Total demand deposits (b)	$2,612,397	$2,592,813	$2,519,353	$2,556,209	$2,576,075
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$4,206	$8,637	$27,578	$7,592	$7,662
Nonaccrual loans	35,626	34,129	34,807	33,669	31,361
Total nonperforming loans (NPLs) (f)	39,832	42,766	62,385	41,261	39,023
Other real estate owned (OREO)	5,980	6,170	7,397	7,409	7,238
Total NPAs (f)	$45,812	$48,936	$69,782	$48,670	$46,261
Criticized loans (c)	$226,883	$241,302	$237,627	$239,943	$256,565
Classified loans (d)	123,988	128,815	133,241	120,180	147,518
Allowance for credit losses as a percent of NPLs (f)	163.77%	148.13%	106.82%	160.56%	166.11%
NPLs as a percent of total loans (f)	0.62%	0.67%	0.99%	0.65%	0.63%
NPAs as a percent of total assets (f)	0.50%	0.53%	0.76%	0.53%	0.50%
NPAs as a percent of total loans and OREO (f)	0.71%	0.77%	1.11%	0.77%	0.74%
Criticized loans as a percent of total loans (c)	3.53%	3.80%	3.79%	3.79%	4.14%
Classified loans as a percent of total loans (d)	1.93%	2.03%	2.12%	1.90%	2.38%
Allowance for credit losses as a percent of total loans	1.01%	1.00%	1.06%	1.05%	1.05%
Total demand deposits as a percent of total deposits (b)	33.77%	34.16%	33.67%	35.03%	35.16%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	12.09%	11.95%	11.80%	11.74%	11.69%
Tier 1 risk-based capital ratio	12.53%	12.39%	12.24%	12.18%	12.14%
Total risk-based capital ratio (tier 1 and tier 2)	13.78%	13.58%	13.42%	13.44%	13.40%
Leverage ratio	9.81%	9.73%	9.59%	9.29%	9.16%
Common equity tier 1 capital	$845,200	$833,128	$821,192	$799,710	$780,018
Tier 1 capital	876,245	863,974	851,823	830,126	810,219
Total capital (tier 1 and tier 2)	963,170	946,724	933,679	916,073	894,663
Total risk-weighted assets	$6,991,360	$6,971,490	$6,958,225	$6,814,149	$6,674,196
Total stockholders' equity to total assets	12.31%	12.01%	12.31%	11.68%	11.46%
Tangible equity to tangible assets (j)	8.34%	8.01%	8.25%	7.61%	7.37%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)March 31, 2025 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.78% at March 31, 2025, 5.58% at December 31, 2024, 5.44% at September 30, 2024, 5.42% at June 30, 2024, 5.40% and at March 31, 2024, compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$10,035	$6,014	$5,834
Provision for checking account overdrafts	155	253	268
Total provision for credit losses	$10,190	$6,267	$6,102

Net Charge-Offs
Gross charge-offs	$8,760	$10,040	$3,874
Recoveries	639	454	554
Net charge-offs	$8,121	$9,586	$3,320

Net Charge-Offs (Recoveries) by Type
Construction	$—	$—	$—
Commercial real estate, other	211	195	129
Commercial and industrial	374	78	228
Premium finance	65	51	46
Leases	5,409	7,619	1,058
Residential real estate	93	99	(3)
Home equity lines of credit	—	—	(7)
Consumer, indirect	1,656	1,153	1,390
Consumer, direct	135	142	217
Deposit account overdrafts	178	249	262
Total net charge-offs	$8,121	$9,586	$3,320

As a percent of average total loans (annualized)	0.52%	0.61%	0.22%

SUPPLEMENTAL INFORMATION (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2025	2024	2024	2024	2024

Trust assets under administration and management	$2,037,992	$2,061,267	$2,124,320	$2,071,832	$2,061,402
Brokerage assets under administration and management	1,626,768	1,614,189	1,608,368	1,567,775	1,530,954
Mortgage loans serviced for others	337,279	346,189	347,719	341,298	348,937
Employees (full-time equivalent)	1,460	1,479	1,496	1,489	1,498

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$88,919	$900	4.10%	$123,303	$1,432	4.62%	$142,381	$1,922	5.44%
Investment securities (a)(b)	1,897,035	16,598	3.50%	1,910,266	16,353	3.42%	1,832,599	15,235	3.33%
Loans (b)(c):
Construction	313,130	5,572	7.12%	324,856	6,139	7.39%	339,448	6,404	7.48%
Commercial real estate, other	2,069,134	33,260	6.43%	2,034,083	34,776	6.69%	2,076,219	37,242	7.12%
Commercial and industrial	1,336,133	23,332	6.98%	1,259,636	23,467	7.29%	1,203,196	23,515	7.75%
Premium finance	259,241	5,585	8.62%	277,219	5,772	8.15%	210,405	4,564	8.60%
Leases	395,161	10,198	10.32%	412,686	11,528	10.93%	409,870	12,067	11.68%
Residential real estate (d)	956,049	12,215	5.11%	909,719	12,125	5.33%	930,989	11,322	4.86%
Home equity lines of credit	233,522	4,382	7.61%	234,189	4,669	7.93%	216,743	4,297	8.00%
Consumer, indirect	674,211	10,548	6.34%	670,470	10,590	6.28%	656,244	9,281	5.70%
Consumer, direct	117,881	2,234	7.69%	118,370	2,229	7.49%	124,091	2,098	6.82%
Total loans	6,354,462	107,326	6.77%	6,241,228	111,295	7.01%	6,167,205	110,790	7.15%
Allowance for credit losses	(63,060)			(65,798)			(61,236)
Net loans	6,291,402			6,175,430			6,105,969
Total earning assets	8,277,356	124,824	6.04%	8,208,999	129,080	6.20%	8,080,949	127,947	6.31%

Goodwill and other intangible assets	401,344			402,930			410,719
Other assets	516,767			534,128			529,983
Total assets	$9,195,467			$9,146,057			$9,021,651

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$879,301	$250	0.12%	$862,257	$209	0.10%	$905,713	$226	0.10%
Governmental deposit accounts	781,782	4,652	2.41%	811,633	5,233	2.56%	763,899	5,084	2.68%
Interest-bearing demand accounts	1,083,999	490	0.18%	1,081,591	580	0.21%	1,109,033	452	0.16%
Money market deposit accounts	914,076	5,291	2.35%	892,370	5,518	2.46%	784,759	4,888	2.51%
Retail certificates of deposit	1,939,364	18,434	3.85%	1,904,274	20,037	4.19%	1,582,426	15,900	4.05%
Brokered deposits (e)	564,660	6,046	4.34%	508,944	5,568	4.35%	568,996	5,900	4.17%
Total interest-bearing deposits	6,163,182	35,163	2.31%	6,061,069	37,145	2.44%	5,714,826	32,450	2.28%
Short-term borrowings (e)	56,564	508	3.63%	92,472	1,088	4.70%	388,830	5,037	5.19%
Long-term borrowings	237,100	3,615	6.13%	237,835	4,025	6.69%	230,274	3,466	6.04%
Total borrowed funds	293,664	4,123	5.65%	330,307	5,113	6.13%	619,104	8,503	5.50%
Total interest-bearing liabilities	6,456,846	39,286	2.47%	6,391,376	42,258	2.63%	6,333,930	40,953	2.60%

Non-interest-bearing deposits	1,498,964			1,516,933			1,501,738
Other liabilities	116,797			117,151			133,202
Total liabilities	8,072,607			8,025,460			7,968,870
Stockholders’ equity	1,122,860			1,120,597			1,052,781
Total liabilities and stockholders' equity	$9,195,467			$9,146,057			$9,021,651

Net interest income/spread (b)		$85,538	3.57%		$86,822	3.57%		$86,994	3.71%
Net interest margin (b)			4.12%			4.15%			4.26%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024

Efficiency ratio:
Total non-interest expense	$70,787	$70,503	$68,465
Less: amortization of other intangible assets	2,213	2,800	2,788
Adjusted total non-interest expense	68,574	67,703	65,677

Total non-interest income	27,099	25,089	25,779
Less: net gain (loss) on investment securities	(2)	12	(1)
Less: net loss on asset disposals and other transactions	(361)	(1,746)	(341)
Total non-interest income, excluding net gains and losses	27,462	26,823	26,121

Net interest income	85,255	86,536	86,640
Add: fully tax-equivalent adjustment (a)	283	286	354
Net interest income on a fully tax-equivalent basis	85,538	86,822	86,994

Adjusted revenue	$113,000	$113,645	$113,115

Efficiency ratio	60.68%	59.57%	58.06%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2025	2024	2024	2024	2024

Tangible equity:
Total stockholders' equity	$1,137,821	$1,111,590	$1,124,972	$1,077,833	$1,062,002
Less: goodwill and other intangible assets	400,099	402,422	403,922	406,417	409,285
Tangible equity	$737,722	$709,168	$721,050	$671,416	$652,717

Tangible assets:
Total assets	$9,246,000	$9,254,247	$9,140,471	$9,226,461	$9,270,774
Less: goodwill and other intangible assets	400,099	402,422	403,922	406,417	409,285
Tangible assets	$8,845,901	$8,851,825	$8,736,549	$8,820,044	$8,861,489

Tangible book value per common share:
Tangible equity	$737,722	$709,168	$721,050	$671,416	$652,717
Common shares outstanding	35,669,100	35,563,590	35,538,607	35,498,977	35,486,234

Tangible book value per common share	$20.68	$19.94	$20.29	$18.91	$18.39

Tangible equity to tangible assets ratio:
Tangible equity	$737,722	$709,168	$721,050	$671,416	$652,717
Tangible assets	$8,845,901	$8,851,825	$8,736,549	$8,820,044	$8,861,489

Tangible equity to tangible assets	8.34%	8.01%	8.25%	7.61%	7.37%

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024

Pre-provision net revenue:
Income before income taxes	$31,377	$34,855	$37,852
Add: provision for credit losses	10,190	6,267	6,102
Add: net loss on OREO	—	1,228	—
Add: net loss on investment securities	2	—	1
Add: net loss on other assets	330	458	309
Add: net loss on other transactions	51	60	32
Less: net gain on OREO	20	—	—
Less: net gain on investment securities	—	12	—
Pre-provision net revenue	$41,930	$42,856	$44,296

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024

Annualized net income adjusted for non-core items:
Net income	$24,336	$26,930	$29,584
Add: net loss on investment securities	2	—	1
Less: tax effect of net loss on investment securities (a)	—	—	—
Less: net gain on investment securities	—	12	—
Add: tax effect of net gain on investment securities (a)	—	3	—
Add: net loss on asset disposals and other transactions	361	1,746	341
Less: tax effect of net loss on asset disposals and other transactions (a)	76	367	72
Add: acquisition-related expenses (benefit)	—	1,144	(84)
Less: tax effect of acquisition-related expenses (benefit) (a)	—	240	(18)
Net income adjusted for non-core items	$24,623	$29,204	$29,788

Days in the period	90	92	91
Days in the year	365	366	366
Annualized net income	$98,696	$107,135	$118,986
Annualized net income adjusted for non-core items	$99,860	$116,181	$119,807
Return on average assets:
Annualized net income	$98,696	$107,135	$118,986
Total average assets	$9,195,467	$9,146,057	$9,021,651
Return on average assets	1.07%	1.17%	1.32%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$99,860	$116,181	$119,807
Total average assets	$9,195,467	$9,146,057	$9,021,651
Return on average assets adjusted for non-core items	1.09%	1.27%	1.33%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2025	2024	2024

Annualized net income excluding amortization of other intangible assets:
Net income	$24,336	$26,930	$29,584
Add: amortization of other intangible assets	2,213	2,800	2,788
Less: tax effect of amortization of other intangible assets (a)	465	588	585
Net income excluding amortization of other intangible assets	$26,084	$29,142	$31,787

Days in the period	90	92	91
Days in the year	365	366	366
Annualized net income	$98,696	$107,135	$118,986
Annualized net income excluding amortization of other intangible assets	$105,785	$115,934	$127,847

Average tangible equity:
Total average stockholders' equity	$1,122,860	$1,120,597	$1,052,781
Less: average goodwill and other intangible assets	401,344	402,930	410,719
Average tangible equity	$721,516	$717,667	$642,062

Return on average stockholders' equity ratio:
Annualized net income	$98,696	$107,135	$118,986
Average stockholders' equity	$1,122,860	$1,120,597	$1,052,781

Return on average stockholders' equity	8.79%	9.56%	11.30%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$105,785	$115,934	$127,847
Average tangible equity	$721,516	$717,667	$642,062

Return on average tangible equity	14.66%	16.15%	19.91%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE